UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                               Capital Dome, Inc.
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                  -------------
                                 (CUSIP Number)

                               September 16, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (11-99)

CUSIP NO.

1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Corporation Management Services, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

     (a)  [X]
     (b)  [ ]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Colorado

                                5    SOLE VOTING POWER

                                     200,000

    NUMBER OF SHARES            6    SHARED VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON               0
          WITH
                                7    SOLE DISPOSITIVE POWER

                                     200,000

                                8    SHARED DISPOSITIVE POWER

                                     0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     200,000

10 CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)

     ------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.3%

12   TYPE OF REPORTING PERSON (See Instructions)

     CO

CUSIP NO.


1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     George G. Andrews

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

     (a)  [X]
     (b)  [ ]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

                                5        SOLE VOTING POWER

                                         5,000

    NUMBER OF SHARES            6        SHARED VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON                   205,000
          WITH
                                7        SOLE DISPOSITIVE POWER

                                         5,000

                                8        SHARED DISPOSITIVE POWER

                                         205,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     210,000

10 CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)

     ------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%

12   TYPE OF REPORTING PERSON (See Instructions)

     IN

CUSIP NO.

1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Barbara Davidson

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

     (a)   [X]
     (b)   [ ]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

                                5    SOLE VOTING POWER

                                     5,000

    NUMBER OF SHARES            6    SHARED VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON               200,000
          WITH
                                7    SOLE DISPOSITIVE POWER

                                     5,000

                                8    SHARED DISPOSITIVE POWER

                                     200,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,000

10 CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)

     ------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.7%

12   TYPE OF REPORTING PERSON (See Instructions)

     IN

                                  SCHEDULE 13G

Item 1.

(a)  Name of Issuer: Capital Dome, Inc.

(b) Address of Issuer's Principal Executive Offices: 2005 East 7th Place, Tulsa, Oklahoma 74104

Item 2.

(a)  Name of Person Filing:

     Corporate Management         George G. Andrews           Barbara Davidson
     Services, Inc.

(b)  Address of Principal Business Office or, if none, Residence:

     7899 West Frost Drive        7899 West Frost Drive       1327 Lark Court
     Littleton, CO 80128          Littleton, CO 80128         Boulder, CO 80303

(c)  Citizenship:

     Colorado Corporation         USA                         USA

(d)  Title of Class of Securities:

     Common Stock                 Common Stock                Common Stock

(e)  CUSIP Number:

     none

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b), or (c), check whether the person filing is a:

     Not Applicable

Item 4. Ownership.

     Amount Beneficially Owned:

     Corporate Management Services, Inc.:                           200,000
     George G. Andrews:                                             210,000
     Barbara Davidson:                                              205,000

     Percent of Class:

     Corporate Management Services, Inc.:                             16.3%
     George G. Andrews:                                               17.1%
     Barbara Davidson:                                                16.7%

     Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:
               Corporate Management Services, Inc.:                 200,000
               George G. Andrews:                                     5,000
               Barbara Davidson:                                      5,000

     (ii) shared power to vote or to direct the vote:
               George G. Andrews:                                   205,000
               Barbara Davidson:                                    200,000

     (iii) sole power to dispose or to direct the disposition of:
               Corporate Management Services, Inc.:                 200,000
               George G. Andrews:                                     5,000
               Barbara Davidson:                                      5,000

     (iv) shared power to dispose or to direct the disposition of:
               George G. Andrews:                                   205,000
               Barbara Davidson:                                    200,000

Item 5. Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable

Item 8. Identification and Classification of Members of the Group:

     Not Applicable

Item 9. Notice of Dissolution of Group:

     Not Applicable

Item 10. Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     Corporation Management Service, Inc.

September 16, 2002                   /s/ George G. Andrews
                                     ---------------------------
                                     By: George G. Andrews
                                     Title: President


                                     /s/ George G. Andrews
                                     ---------------------------
                                     George G. Andrews


                                     /s/ Barbara Davidson
                                     ---------------------------
                                     Barbara Davidson